Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 9, 2024, included in the Registration Statement on Form S-1 and related Prospectus of Palvella Therapeutics, Inc. for the registration of 5,634,504 shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 30, 2024